Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “PAPA MEDICAL INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF SEPTEMBER, A.D. 2024, AT 12:12 O’CLOCK P.M.

2924115 8100 SR# 20243755400	Authentication: 204459743 Date: 09-23-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:12 PM 09/23/2024
FILED 12:12 PM 09/23/2024
SR 20243755400 - File Number 2924115

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
Papa Medical Inc.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Papa Medical Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Papa Medical Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 11, 2024.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Papa Medical Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 160,000,000 shares, consisting of (i) 150,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), among the Common Stock, 137,634,560 shares shall be designated as Class A Common Stock (the “Class A Common Stock”) and 12,365,440 shares shall be designated as Class B Common Stock (the “Class B Common Stock”); and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Except as otherwise provided in any certificate of designation of any series of Preferred Stock or in Sections 242(d)(1) or (d)(2) of the DGCL, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows.

1.	Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series. Except as otherwise provided in this Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the corporation), share ratably and be identical in all respects and as to all matters.

2.	Voting.

2.1	Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the General Corporation Law.

2.2	The holders of Class A Common Stock shall be entitled to one (1) vote per share in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Certificate of Incorporation or the General Corporation Law.

2.3	The holders of Class B Common Stock shall be entitled to five (5) votes per share in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Certificate of Incorporation or the General Corporation Law.

2.4	Except as otherwise provided in this Certificate of Incorporation or the General Corporation Law, the Class A Common Stock and the Class B Common Stock shall vote or provide written consent together in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Certificate of Incorporation or the General Corporation Law.

3.	Dividends. Subject to the rights of the holders of Preferred Stock, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4.	Liquidation. Subject to the rights of the holders of Preferred Stock, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

5.	Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

6.	Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

7.	Conversion of Class B Common Stock.

7.1	Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall deliver a written notice to the Corporation at its principal corporate office, of the election to convert the Class B Common Stock and shall state therein the number of shares of Class B Common Stock being converted and the name or names in which the shares of Class A Common Stock are to be registered. The Corporation shall, as soon as practicable thereafter, register such holder of Class B Common Stock, or the nominee or nominees or such holder, on the Corporation’s books as the owner of the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior the close of business on the date of such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this subsection 7.1 shall be retired by the Corporation and shall not be reissued by the Corporation.

7.2	Conversion Upon Transfer. This subsection 7.2 shall become effective immediately prior to the closing of a firm commitment underwritten public offering on an internationally recognized securities exchange or trading system pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock and/or Class B Common Stock, provided that the Class B Common Stock is then a “covered security” pursuant to Section 18 of the Securities Act of 1933, as amended (the “Covered Security Date”). On or after the Covered Security Date, each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Part C of this Article FOURTH below), other than a Permitted Transfer (as defined in Part C of this Article FOURTH below), of such share of Class B Common Stock. Each share of Class B Common Stock that is converted pursuant to this subsection 7.2 shall be retired by the Corporation and shall not be reissued by the Corporation.

7.3	Automatic Conversion. Each share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (the “Automatic Conversion”), upon the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class. The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this subsection 7.3 to holders of record of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to the Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the outstanding shares of Class B Common Stock shall be converted into Class A Common Stock automatically without the need for any further action by the holders of such shares. Each share of Class B Common Stock that is converted pursuant to this subsection 7.3 shall be retired and shall not be reissued by the Corporation. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this subsection 7.3 is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend to be paid to such holders, the holder of such Class B Common Stock as of such record date will be entitled to receive such dividend on such payment date; and provided, further, that to the extent that such dividend is payable in Class B Common Stock, no shares of Class B Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of such number of shares of Class A Common Stock into which such shares of Class B Common Stock, if issued, would have been convertible on such payment date.

7.4	The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock and the dual class common stock structure contemplated by this Certificate of Incorporation as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

7.5	Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

B.	Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.	the designation of the series, which may be by distinguishing number, letter or title;

2.	the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3.	the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

4.	the dates on which dividends, if any, shall be payable;

5.	the redemption rights and price or prices, if any, for shares of the series;

6.	the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7.	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8.	whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

9.	restrictions on the issuance of shares of the same series or any other class or series;

10.	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11.	any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

C.	Definitions. For purposes of this Certificate of Incorporation:

1.	“Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder.

2.	“Qualified Stockholder” shall mean (i) the registered holder of a share of Class B Common Stock immediately following the Covered Security Date; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Covered Security Date pursuant to the exercise of warrants or options or conversion of convertible securities that, in each case, are outstanding as of the Covered Security Date; (iii) each natural person who, prior to the Covered Security Date, Transferred shares of Class B Common Stock of the Corporation to a Permitted Entity that becomes a Qualified Stockholder; (iv) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any warrants or options exercisable or convertible securities convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (v) a Permitted Transferee.

3.	“Permitted Entity” shall mean with respect to a Qualified Stockholder (i) a Permitted Trust solely for the benefit of (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder and/or (C) any other Permitted Entity of such Qualified Stockholder, or (ii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder and/or (C) any other Permitted Entity of such Qualified Stockholder.

4.	“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article FOURTH:

a.	the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

b.	entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

c.	the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer.

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (x) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (y) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Covered Security Date, holders of voting securities of any such entity or Parent of such entity.

5.	“Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

6.	“Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock: (i) by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, or (B) any Permitted Entity of such Qualified Stockholder; or (ii) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.

7.	“Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

8.	“Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

9.	“Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.	General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B.	Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed in the manner designated in the Bylaws of the Corporation.

C.	Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause may be filled in the manner designated in the Bylaws of the Corporation.

D.	Removal. Any director or the entire Board may be removed from office in the manner designated in the Bylaws of the Corporation.

E.	Committees. The Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law and the Bylaws of the Corporation.

F.	Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

SIXTH: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification, or repeal. This Article does not affect the availability of equitable remedies for breach of fiduciary duties.

EIGHTH: The Corporation may indemnify to the fullest extent permitted by law as it now exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that the person is or was a director of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director at the request of the Corporation or any predecessor to the Corporation. No amendment to, or modification or repeal of, this Article shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification, or repeal.

NINTH: Special meetings of stockholders for any purpose or purposes may be called in the manner designated in the Bylaws of the Corporation. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

TENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the General Corporation Law may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that (i) the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article ELEVENTH, Article TWELFTH, and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation), and (ii) the affirmative vote of the holders of a majority of the then outstanding shares of Class B Common Stock voting as a separate class shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, Part A or Part C of Article FOURTH and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation).

ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon. No Bylaws hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaws had not been adopted, amended, altered or repealed.

TWELFTH:

A.	Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

B.	Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 5th day of Aug, 2024.

PAPA MEDICAL INC.

By	/s/ Jian Hua
Name:	Jian Hua
Title:	CEO

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